EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	Jeffrey R. Hines, President	York, PA 17401
jeffh@yorkwater.com
Or	Kathleen M. Miller, Chief Financial Officer
kathym@yorkwater.com
Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY REPORTS THREE MONTHS EARNINGS

York, Pennsylvania, May 3, 2016:  The York Water Company's (NASDAQ:YORW) President, Jeffrey R. Hines, announced today the Company's financial results for the first quarter of 2016.

President Hines reported that first quarter operating revenues of $11,278,000 increased $69,000, and net income of $2,486,000 decreased $42,000 compared to the first quarter of 2015.  Higher revenues were due to growth in both the water and wastewater customer bases, and higher revenue from sewer billing and collection services. The increased revenues, along with reduced operation and maintenance expenses, were offset by higher expenses for depreciation and income taxes.  Earnings per share for the three-month period were $0.01 lower than the same period in 2015.

During the first three months of 2016, the Company invested $1.9 million in construction expenditures for upgrades to water treatment facilities, information technology upgrades, to replace a portion of its water mains and other routine items.  The Company estimates it will invest an additional $15.3 million in 2016, excluding acquisitions, for expansion and improvements to its pipes, water and wastewater treatment facilities, an additional untreated water pumping station and various replacements and upgrades to other infrastructure to ensure a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for the Company's growing customer base.

	Three Months Ended March 31 In 000's (except per share)
	2016	2015
Operating Revenues	$11,278	$11,209
Net Income	$2,486	$2,528
Average Number of Common Shares Outstanding	12,821	12,836
Basic Earnings per Common Share	$0.19	$0.20
Dividends Declared Per Common Share	$0.1555	$0.1495

This news release may contain forward-looking statements regarding the Company's operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company's actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.

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